 Exhibit 10.2

BRAND AMBASSADOR AGREEMENT

This Brand Ambassador Agreement (“Agreement”) is entered into on the date written below by and between Miami Breeze Car Care Inc., a Florida corporation whose address is 848 Brickell Avenue, Penthouse 5, Miami, FL 33131, (the “Company“), and RN Consulting GmbH, a company registered in Switzerland, with business identification number CHE-112.222.944 and with a registered office at Baarerstrasse 57, 6302 Zug, Switzerland (“RN Consulting”), each a Party, but collectively, Parties for the purpose of setting forth the exclusive terms and conditions pursuant to which the Company engage Romain Grosjean as Brand Ambassador.

RECITALS

WHEREAS, the Company is in the car care business and sells car care cleaning products with unique luxury new car scent;

WHEREAS, the Company desires the marketing services of RN Consulting;

WHEREAS, RN Consulting owns and controls certain commercial rights relating to Romain Grosjean and has the ability to cause Romain Grosjean to provide certain promotional services.

WHEREAS, RN Consulting desires to provide promotional and marketing services and the designing and implementation of certain promotional campaigns, including but not limited to, Romain Grosjean serving as brand ambassador at events, as consumer influencer, and active participation in social media and advertising campaigns across various social media applications;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Scope of Brand Ambassador Services and Responsibilities.

The Company hereby retains RN Consulting and RN Consulting agrees to arrange that Romain Grosjean provides certain marketing services set forth in Exhibit A to this Agreement (the “Services”). Any service outside of the scope of Exhibit A shall require a new agreement, including separate promotional or marketing campaigns expressly agreed to by the Parties.

RN Consulting agrees to use its best commercially reasonable efforts to arrange that Romain Grosjean provides the Services to the Company in accordance with the terms of this Agreement. RN Consulting further agrees to arrange that Romain Grosjean provides the Services in a professional and diligent manner consistent with industry standards and good business practice, deploying such efforts comparable to those customarily used in in-person events, promotional social media and various marketing campaigns of equivalent value and for similar products or services.

The Services arranged by RN Consulting shall conform with the instructions and specifications of the Company as detailed Exhibit A.

If the Company wishes to review the content of any such media presentation before Romain Grosjean posts the content, the Company has a maximum of 2 days to reject such content. In the event the Company seeks to modify, revise or supplement a rejected content and/or presentation, the Company has 2 days to provide such revisions or amendments to Romain Grosjean.

Time is of essence. RN Consulting hereby understands and acknowledges that time is of essence with respect to its obligations is strictly required.

2.	Payment for Services.

In consideration of RN Consulting arranging for Romain Grosjean’s services contemplated herein and valued at $2,000.000 (two million US Dollars), RN Consulting shall be entitled to a total of 2,000,000 shares of restricted common stock of the Company, due immediately upon execution of this Agreement. RN Consulting shall not have registration rights, and the shares may be sold subject to Rule 144.

Additionally, RN Consulting shall be entitled to a share of sales revenue as defined per Exhibit B herein. Payment of the sales revenue share shall be made to RN Consulting by PayPal, wire transfer or other approved method of payment accepted by RN Consulting. The sales report evidencing for each payment shall be provided to RN Consulting on the 15th day of each following month and the amount due shall be paid on the 7th calendar day later.

3.	Content Requirements.

RN Consulting shall arrange that Romain Grosjean will create original content for each such marketing campaign or presentation in an honest and factual manner, devoid of material misrepresentations and false advertising. Approval of the Company may be required prior to Romain Grosjean uploading or publishing each such content. Each such approved content shall be shared by Romain Grosjean across agreed social media accounts, including but not limited to, YouTube, Facebook, Twitter, Instagram, TikTok, Snapchat. The Company may request that RN Consulting shall arrange that Romain Grosjean will incorporate hashtags, links, titles, or other relevant media information to comply with the terms and conditions of such social media platform.

4.	Compliance with Federal Trade Commission Guidelines and Material Disclosures.

RN Consulting shall ensure that when publishing content, such as posts, or similar presentation, each such post must visibly disclosure Romain Grosjean’s “material connection” or relationship with the Company. RN Consulting agrees to abide by the guidelines set forth by the Federal Trade Commission (FTC) which includes disclosure that RN Consulting was provided consideration or compensation for the service.

The disclosure shall be clear and conspicuous and made within close proximity to any statements Romain Grosjean makes about the Company or the products and services. Such disclosures are required irrespective of any space or character limitations of the medium, including, disclosure made via hashtags. For example, on Twitter, via #sponsored. RN Consulting will ensure that Romain Grosjean shall make only honest and factual statements and representations about the Company and its products which Romain Grosjean knows with confidence that the statements are truthful and verifiable.

5.	Usage and License.

The Company shall cause RN Consulting to grant the Company and to any Brand Affiliates, a limited, non-exclusive, royalty free, license and right to feature content created by Romain Grosjean as part of the campaign, including Romain Grosjean’s name and screenname(s), on the Company’s and Brand Affiliates controlled and owned social media platforms and third-party digital platforms. The Company hereby grants RN Consulting and Romain Grosjean a temporary license to use the Brand Affiliates promotional materials and name as necessary to achieve the promotional purpose respecting the guidelines herein. Conversely, RN Consulting grants an ongoing license to use Romain Grosjean’s name or appropriate handle on the Company’s or the Brand Affiliate website and on social media sites, including other such media formats such as digital and print advertising.

6.	Copyright.

The Company will own the full and complete copyright to the uploaded media subject to the condition that use of the copyright is limited pursuant to the provisions of this Agreement. However, both Parties are permitted to share the content subject to this Agreement within their own channels.

7.	Confidentiality.

During the term of this Agreement, it may become necessary for RN Consulting to have access to the Company’s confidential and protected information for the sole purpose of arranging the performance of the Services subject to this Agreement. RN Consulting is not permitted to share or disclose such confidential information whatsoever, unless as required by law, without written permission from the Company. RN Consulting’s obligation of confidentiality will survive the termination of this Agreement and stay in place indefinitely. Upon the termination of this Agreement, RN Consulting agrees to return to the Company any and all Confidential Information that is the property of the Company.

Furthermore, RN Consulting shall promptly return to the Company all copies, whether in written, electronic, or other form or media, of the Company’s Confidential Information, or destroy all such copies and certify in writing to the Company that such Confidential Information has been destroyed. In addition, RN Consulting shall also destroy all copies of any notes created by Romain Grosjean and certify in writing to the Company that such copies have been destroyed.

8.	No Exclusivity.

The Parties understand and acknowledge that this Agreement is not exclusive. Each Party respectively agrees that they are free to enter into other similar agreements with other parties.

9.	Independent Contractor.

The Parties agree and understand that RN Consulting is a contractor hired by the Company and nothing in this Agreement shall be construed in any way or manner, to create between them a relationship of employer and employee, principal and agent, partners or any other relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of the Agreement. Accordingly, RN Consulting acknowledges that neither RN Consulting or its employees are eligible for any benefits, including, but not limited to, health insurance, retirement plans or stock option plans. RN Consulting is not an agent of the Company and is not authorized and shall not have the power or authority to bind the Company or incur any liability or obligation, or act on behalf of the Company. At no time shall RN Consulting represent that it is an agent of the Company, or that any of the views, advice, statements and/or information that may be provided while performing the Services are those for the Company.

RN Consulting is not entitled to receive any other compensation or any benefits from the Company. Except as otherwise required by law, the Company shall not withhold any sums or payments made to RN Consulting for social security or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely RN Consulting’s responsibility. RN Consulting further understands and agrees that the Services are not covered under the unemployment compensation laws and are not intended to be covered by workers’ compensation laws.

RN Consulting is solely responsible for directing and controlling the performance of the Services, including the time, place and manner in which the Services are performed. RN Consulting shall use its best efforts, energy and skill in its own name and in such manner as it sees fit.

10.	Taxes and Benefits.

RN Consulting acknowledges and agrees that it shall be the obligation of RN Consulting to report as income all compensation received from the Company pursuant to this Agreement and RN Consulting agrees to indemnify Company and hold it harmless to the extent of any obligation imposed on Company to pay any taxes or insurance, including without limitation, withholding taxes, social security, unemployment, or disability insurance, including interest and penalties thereon, in connection with any payments made to RN Consulting by the Company pursuant to this Agreement.

11.	Termination.

This Agreement shall commence on the date first written below and shall continue until terminated as follows: either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of one hundred twenty (120) days after written notice of such breach to the other party; or either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency.

12.	Term

The initial term of this Agreement shall be twenty-four (24) months from the date of execution.

13.	Miscellaneous Provisions.

Pre-Existing Obligations

RN Consulting represents and warrants that Romain Grosjean is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement.

Assignment

The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators. RN Consulting may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of Client.

Attorney's Fees

If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

Cooperation and Assistance

In the event of any proceeding against the Company by any regulatory agency or in the event of any court action or self-regulatory action challenging any advertising arranged by RN Consulting, RN Consulting will assist in the preparation of the defense of the action or proceeding and will cooperate with the Company and the Company's attorneys.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall be one and the same instrument.

Complete Understanding Modification

This Agreement constitutes the full and complete understanding and Agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only in writing and signed by the Parties thereto.

Waiver

The failure of either party to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other time.

Notices

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, ten days after the date of the mailing.

Electronic Signatures. This Agreement and related documents entered into in connection with this Agreement are signed when a party’s signature is delivered electronically, and these signatures must be treated in all respects as having the same force and effect as original signatures.

IN WITNESS WHEREOF, the undersigned have executed this Brand Ambassador Agreement effective as of the 28 day of April, 2021 (the “Effective Date”).

Dated: April 28, 2021	Dated: April 28, 2021

Company’s Signature	RN Consulting’s Signature

Miami Breeze Car Care Inc.	RN Consulting GmbH

Company’s Printed Name or Entity	RN Consulting’s Printed Name or Entity

Company’s Contact Information:	RN Consulting’s Contact Information:
Address:	Address:

848 Brickell Avenue	Baarerstrasse 57, 6302 Zug
Penthouse 5, Miami, FL 33131	Switzerland

Phone Number(s):	Phone Number(s):
+1 786 633 1936	+41 79 400 76 56

Email Address:	Email Address:
Wolfgang Ruecker	Martin Reiss
wr@miami-breeze.net	martin.reiss@bluewin.ch

EXHIBIT A

Services, Campaign(s), and Promotional Mix

RN Consulting agrees to arrange for the following marketing services:

Services and Content

ROMAIN GROSJEAN: AREAS OF RESPONSIBILITY In his role as Brand Ambassador for Miami Breeze Car Care Inc., Romain Grosjean has direct input in the promotion of Miami Breeze brand products. As senior company spokesman and main product ambassador, Romain Grosjean will lead the promotional and marketing communications activations/campaign that leverages his social media profile and position as a globally recognized athlete. Romain Grosjean shall be responsible for communicating Miami Breeze key messages to both B2B (investor) and B2C (consumer) audiences.

Specific areas of responsibility include:

Media spokesman Romain Grosjean shall promote Miami Breeze through interviews on television and social media. The interviews shall cover consumer aspects of Miami Breeze products. Each year, Romain will make at least 10 product-related TV appearances, and the same number on the subject of the wider business. Through personal appearances, Romain Grosjean shall promote Miami Breeze at auto detailing industry expos and auto industry trade shows around the globe. During such appearances, Romain Grosjean shall carry out public relations, promotional, filming and other marketing activities for Miami Breeze. During Pre-IPO roadshow Romain Grosjean will have a lead role in the Miami Breeze’s pre-IPO promotional ‘roadshow’ events in the United States scheduled to take place in 2021. Romain Grosjean’s entrepreneurial track record, banking background and sporting profile makes him the ideal interviewee for Nasdaq MarketSite studio productions that provide access to thought leaders in global capital markets. Romain Grosjean will provide Miami Breeze with image, name and product endorsement rights to be used in marketing activities, including the Brand Ambassador section at www.miami-breeze.com.

Indycar ambassador

Romain Grosjean shall serve Miami Breeze Ambassador to the NTT Indycar Series and would carry Miami Breeze branding on the sleeve of his race suit.

SoMe channel content

Romain Grosjean shall leverage the massive global reach of his Twitter / Facebook and Instagram channels by publishing a range of Miami Breeze-focused content. This includes at least two product related competitions every year.

Website content

Romain Grosjean’s endorsement of Miami Breeze shall include adding promotional content to the external websites he controls. This includes Miami Breeze branding and a clickable link on the ‘partners’ page at romaingrosjean.com and r8gesports.com.

B2B networking

Romain Grosjean shall bring to Miami Breeze his network of high- level business contacts made during his long F1 career. As one of the sport’s more astute businessmen, Romain Grosjean shall deploy his extensive black book of C-suite contacts and use the contacts to explore new business opportunities for Miami Breeze.

EXHIBIT B

COMPENSATION

As compensation for the services to be rendered under this Agreement, the Company shall pay RN Consulting in accordance with the following terms:

A Sales Based Compensation:

1. Sales based Share Revenue of $1 of each product sale through the Company`s Amazon Seller account for the following products:

Product 1: Miami Breeze Interior New Car Scent 16oz bottle.

Product 2: Miami Breeze Leather Conditioner New Car Scent 16oz bottle. Product 3: Miami Breeze Detailer New Car Scent 1 Gallon bottle.

The Company shall provide a monthly sales report to RN Consulting including a copy of its Amazon seller account with the period of the processing month. The report shall be provided on the 15th day of each following month and the amount due shall be paid 7 days later.

B Stock Based Compensation:

In consideration of RN Consulting’s services h e r e i n valued at $2,000.000 (two million US Dollar) per Exhibit B herein, R N C o n s u l t i n g shall be entitled to a total of 2,000,000 shares of restricted common stock of the Company, due immediately upon execution of this Agreement for past, present and future. RN Consulting shall not have registration rights, and the shares may be sold subject to Rule 144.